Exhibit 99.m

SPARX FUNDS TRUST

SHAREHOLDER SERVICING AND DISTRIBUTION PLAN

                     Introduction: It has been proposed that the above-captioned investment company (the "Trust") adopt a Shareholder Servicing and Distribution Plan (the "Plan") in accordance with Rule 12b-1, promulgated under the Investment Company Act of 1940, as amended (the "Act"). The Plan would pertain to each series of the Trust, and each class of shares of each series, set forth on Exhibit A hereto, as such Exhibit may be revised from time to time (each, a "Class"). Under the Plan, the Trust would pay certain expenses incurred in connection with the distribution of shares of each Class and the provision of certain services relating to shareholder accounts of each Class. The Trust would be permitted to pay certain financial advisers, broker-dealers or other financial intermediaries (collectively, "Service Agents") in respect of these services. If this proposal is to be implemented, the Act and said Rule 12b-1 require that a written plan describing all material aspects of the proposed financing be adopted by the Trust.

                     The Trust's Board, in considering whether the Trust should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets attributable to each Class for such purposes.

                     In voting to approve the implementation of such a plan, the members of the Trust's Board have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Trust and shareholders of each Class.

                     The Plan: The material aspects of this Plan are as follows:

                     1. The Trust shall bear, for distribution and shareholder servicing, a fee in respect of each Class at the annual rate set forth on Exhibit A for (a) advertising, marketing and distributing the shares of each Class and (b) providing personal services relating to shareholder accounts, such as answering shareholder inquiries regarding the Trust and providing reports and other information, and services related to the maintenance of shareholder accounts ("Servicing"). The Trust may pay one or more Service Agents a fee for the provision of these services in respect of the Trust's shares of each Class owned by shareholders with whom the Service Agent has a Servicing relationship or for whom the Service Agent is the dealer or holder of record. The Trust shall determine the amounts to be paid to Service Agents and the basis on which such payments are made. Payments under this Plan also may be made by the Trust's investment adviser out of its fee, its past profits or any other source available to it. Payments to a Service Agent are subject to compliance by the Service Agent with the terms of any related Plan agreement.

                     2. For the purposes of determining the fees payable under this Plan, the value of the Trust's net assets attributable to each Class shall be computed in the manner specified in the Trust's charter documents as then in effect for the computation of the value of the Trust's net assets attributable to such Class.

                     3. The Trust's Board shall be provided, at least quarterly, with a written report of all amounts expended pursuant to this Plan. The report shall state the purpose for which the amounts were expended.

                     4. As to each Class, this Plan will become effective at such time as is specified by the Trust's Board, provided that the Plan is approved by a majority of the Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act) of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

                     5. As to each Class, this Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 4 hereof.

                     6. As to each Class, this Plan may be amended at any time by the Trust's Board, provided that (a) any amendment to increase materially the costs which such Class may bear pursuant to this Plan shall be effective only upon approval by a vote of the holders of a majority of the outstanding shares of such Class, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 4 hereof.

                     7. As to each Class, this Plan is terminable without penalty at any time by (a) vote of a majority of the Board members who are not "interested persons" (as defined in the Act) of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, or (b) vote of the holders of a majority of the outstanding shares of such Class.

                     8. The obligations hereunder and under any related Plan agreement shall only be binding upon the assets and property of the Trust or the affected Class, as the case may be, and shall not be binding upon any Board member, officer or shareholder of the Trust individually.

Dated: ___________, 2003

EXHIBIT A

                                                       Fee as a Percentage of
Name of Series and Class                               Average Daily Net Assets
------------------------                               ------------------------

SPARX Japan Fund

Investor Shares                                        .25%